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Exhibit 21.1

SUBSIDIARIES OF CELLDEX THERAPEUTICS, INC.

Name	Jurisdiction of Organization	Ownership Percentage
Celldex Australia PTY LTD	Australia	100%

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  Exhibit 21.1
SUBSIDIARIES OF CELLDEX THERAPEUTICS, INC.